Exhibit 99

                              FOR IMMEDIATE RELEASE

                       ALL AMERICAN SEMICONDUCTOR REPORTS
                              THIRD QUARTER RESULTS

                  Sales Increase 9% Over Third Quarter of 2004

Miami, FL - October 19, 2005 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the third quarter and first nine months of 2005.

Net sales for the quarter ended September 30, 2005 were $113.2 million, up from net sales of $103.8 million for the same period of 2004. Income from operations was $1.7 million for both the third quarter of 2005 and 2004. Net income for the quarter ended September 30, 2005 was $209,000 or $.05 per share (diluted). Net income for the third quarter of 2004 included other income of $1.1 million on a pre-tax basis ($616,000 on an after-tax basis or $.15 per share (diluted)) as a result of our prevailing in a contract litigation. Including the other income, net income for the third quarter of 2004 was $1.1 million or $.26 per share (diluted).

For the first nine months of 2005, net sales were $318.8 million, compared to net sales of $308.9 million for the first nine months of 2004. Income from operations was $4.4 million for the first nine months of 2005, compared to $6.8 million for the same period of 2004. Net income was $578,000 or $.14 per share (diluted) for the nine months ended September 30, 2005. Net income for the first nine months of 2004 included other income of $1.1 million on a pre-tax basis ($616,000 on an after-tax basis or $.15 per share (diluted)) as a result of our prevailing in a contract litigation. Including the other income, net income for the first nine months of 2004 was $3.0 million or $.73 per share (diluted).

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "We are pleased with the continued growth in sales and encouraged by signs of improved industry conditions. Sales for the third quarter increased 2% over sales for the second quarter of this year and represented our second consecutive quarterly increase in sales."

"We are excited about the opportunities presented by the continued consolidation in our industry. Accordingly, as we stated before, we believe that it is appropriate to continue to add resources and invest strategically to capitalize on the opportunities that will be presented. While these investments, together with a slight decline in our gross margins have impacted our profitability, we are confident that we are well positioned and that our commitment to our strategies will result in improved performance in the future."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our sales, markets, future operating results or investments in the growth of our business or otherwise makes statements about the current or future industry or market conditions, trends or developments including relating to industry consolidation, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: a weakening of industry and market conditions and business activity; a tightening by customers of their inventory levels; a slowdown in sales; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business, investment and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations or the inability of the Company to obtain additional financing when needed or on terms acceptable to the

Company; an increase in interest rates, including as a result of interest rate hikes by the Federal Reserve Board, and/or an increase in the Company's average outstanding borrowings; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs, an increasing number of low-margin, large volume transactions, inventory oversupply conditions and/or increases in the costs of goods; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism or the threat of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                        ALL AMERICAN SEMICONDUCTOR, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands
 except per share amounts)


                                         Quarters                Nine Months
Periods Ended September 30           2005         2004         2005         2004
--------------------------------------------------------------------------------

Net Sales                      $  113,249   $  103,757   $  318,772   $  308,908
                               ==========   ==========   ==========   ==========

Income from Operations         $    1,690   $    1,672   $    4,438   $    6,834
                               ==========   ==========   ==========   ==========

Net Income (1)                 $      209   $    1,088   $      578   $    3,004
                               ==========   ==========   ==========   ==========

Earnings Per Share (1):
 Basic                               $.05         $.28         $.15         $.79
                                     ====         ====         ====         ====
 Diluted                             $.05         $.26         $.14         $.73
                                     ====         ====         ====         ====

Average Shares:
 Basic                          3,933,457    3,877,819    3,924,232    3,818,697
                                =========    =========    =========    =========

 Diluted                        4,107,600    4,201,717    4,109,868    4,127,946
                                =========    =========    =========    =========

(1) Included in the quarter and nine months ended September 30, 2004 is $1,081,000 on a pre-tax basis ($616,000 on an after-tax basis or $.15 per share (diluted)) of other income associated with our prevailing in a contract litigation.


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CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417